Exhibit 10.1

FOURTH AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS FOURTH AMENDMENT (this “Amendment”), dated as of March 1, 2022 (the “Effective Date”), by and between RYMAN HOSPITALITY PROPERTIES, INC., a Delaware corporation and successor in interest by merger to Gaylord Entertainment Company (the “Company”), and MARK FIORAVANTI, a resident of Nashville, Davidson County, Tennessee (“Executive”), is to the Employment Agreement, dated as of February 25, 2008 by and between Company and Executive, as amended (the “Agreement”).

WITNESSETH:

WHEREAS, the Company and Executive entered into the Agreement pursuant to which, among other things, the Company agreed to hire Executive as one of its senior executives; and

WHEREAS, the parties have agreed to make certain modifications to the Agreement, such modifications to take effect as of the Effective Date.

NOW, THEREFORE, in consideration of the continued employment of Executive by the Company, the agreements made herein and in the Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties that the following modifications to the Agreement will take effect as of the Effective Date:

1.	Amendment of Section 2(a)(i) of the Agreement. Section 2(a)(i) of the Agreement is amended and restated in its entirety to provide as follows:

“(i)       During the Employment Period, Executive shall serve the Company as its President and report directly to the Company’s Chief Executive Officer (the “CEO”). Executive shall (i) supervise the conduct of the business and affairs of the Company, including but not limited to direct supervision of the Company’s Chief Financial Officer, Chief Operating Officer – Hotels, and the President of the Opry Entertainment Group, and (ii) shall perform such other duties as the CEO shall reasonably determine. In addition, subject to approvals required by the Delaware Business Corporation Act and the Company’s Certificate of Incorporation and Bylaws, Executive shall serve as a member of the Board.”

2.	Amendment of Section 3(a) of the Agreement. Section 3(a) of the Agreement is amended and restated in its entirety to provide as follows:

“(a)      Base Salary. The Company shall pay to Executive an annual salary of $750,000. Executive’s annual salary shall be reviewed annually by the Human Resources Committee of the Board of Directors (the “Human Resources Committee”), and any increase shall be made in the discretion of and approved by the Human Resources Committee and ratified by the Board of Directors (such annual salary, together with any increases under this subsection (a), being herein referred to as the “Base Salary”).”

3.	Amendment of Section 3(b) of the Agreement. Section 3(b) of the agreement is amended and restated in its entirety to provide as follows:

“(b)      Annual Cash Bonus. Executive shall be eligible for an annual cash bonus equal to a target of 150% of Executive’s base salary, up to a maximum of 300% of Base Salary (the “Annual Bonus”), to be paid to him with respect to each calendar year, and shall be determined based on the achievement of certain goals and Company performance criteria as annually established by the Human Resources Committee of the Board, subject and pursuant to the terms of the Company’s Cash Incentive Plan, as it is amended from time to time. Subject to the Company’s determinations pursuant to the Cash Incentive Plan, the Annual Bonus for each calendar year shall be paid to Executive on or before February 28th of the immediately succeeding year.”

4	Amendment of Section 5(d)(ii) of the Agreement. Section 5(d)(ii) of the Agreement is deleted in its entirety and replaced with the following new provision:

“(ii)      The assignment of Executive, over his reasonable objection, of any duties materially inconsistent with his status as President of the Company or a substantial adverse alteration in the nature of his responsibilities.”

5.	Amendment of Section 5(d)(iii) of the Agreement. Section 5(d)(iii) of the Agreement is deleted in its entirety and replaced with the following new provision:

“(iii)     A reduction by Company in his annual base salary of $750,000, as the same may be increased from time to time pursuant to Section 3(a) hereof.”

6.	Miscellaneous. Capitalized terms used, but not otherwise defined herein, shall have the same meaning provided in the Agreement. This Amendment shall be deemed to be a contract under the laws of the State of Tennessee and shall be construed and enforced with the internal laws of said state. This Amendment may be executed in two or more counterparts, all of which taken together shall be deemed one original.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first written above.

RYMAN HOSPITALITY PROPERTIES, INC.

By:	/s/ Colin V. Reed
Name:	Colin V. Reed
Title:	Chairman & Chief Executive Officer

EXECUTIVE

/s/ Mark Fioravanti
Mark Fioravanti